Exhibit 10.12

TRANSITION SERVICES AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

DATED AS OF August 9, 2005

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of August 9, 2005 (this “Services Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Expedia, Inc., a Delaware corporation and wholly owned Subsidiary of IAC (“Expedia”). Capitalized terms used herein but not defined herein shall have the meaning set for the in that certain Separation Agreement, dated as of the date hereof, by and between IAC and Expedia (the “Separation Agreement”).

WHEREAS, the Board of Directors of IAC has determined it is appropriate and desirable to separate IAC and Expedia into two publicly-traded companies by separating IAC’s principal travel and travel-related businesses, and related assets and liabilities, and contributing them to Expedia and effecting a reclassification of the capital stock of IAC;

WHEREAS, IAC and Expedia expect to enter into the Separation Agreement on the date hereof, which sets forth, among other things, the assets, liabilities, rights and obligations of each of the Parties for purposes of effecting the separation of IAC and Expedia; and

WHEREAS, in connection therewith, (a) Expedia desires to procure certain services from IAC, and IAC is willing to provide such services to Expedia, during a transition period commencing on the Effective Date, on the terms and conditions set forth in this Services Agreement; and (b) IAC desires to procure certain services from Expedia, and Expedia is willing to provide such services to IAC, during a transition period commencing on the Effective Date, on the terms and conditions set forth in this Services Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.01. All terms used herein and not defined herein shall have the meanings assigned to them in the Separation Agreement.

ARTICLE II

Agreement To Provide and Accept Services

2.01. Provision of Services.

(a) On the terms and subject to the conditions contained herein, IAC shall provide, or shall cause its Subsidiaries and Affiliates and their respective employees designated by IAC (such designated Subsidiaries, Affiliates and employees, together with IAC, being herein collectively referred to as the “IAC Service Providers”) to provide, to Expedia the services (“IAC Services”) listed on the attached Schedules (the “Schedules”) as being performed by the IAC. Subject to Section 3.01, any decisions as to which of the IAC Service Providers (including the decisions to use third parties) shall provide the IAC Services shall be made by IAC in its sole discretion, except to the extent specified in the applicable Schedule. Each IAC Service shall be provided in exchange for the consideration set forth with respect to such IAC Service on the applicable Schedule or as the Parties may otherwise agree in writing. Each IAC Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the applicable Schedule.

(b) On the terms and subject to the conditions contained herein, Expedia shall provide, or shall cause its Subsidiaries and Affiliates and their respective employees designated by it (such designated Subsidiaries, Affiliates and employees, together with Expedia, being herein collectively referred to as the “Expedia Service Providers” and together with the IAC Service Providers, the “Service Providers”) to provide, to IAC the services (“Expedia Services” and together with the IAC Services, the “Services”) listed on the attached Schedules as being performed by Expedia. Subject to Section 3.01, any decisions as to which of the Expedia Service Providers (including the decisions to use third parties) shall provide the Expedia Services shall be made by Expedia in its sole discretion, except to the extent specified in the applicable Schedule. Each Expedia Service shall be provided in exchange for the consideration set forth with respect to such Service on the applicable Schedule or as the Parties may otherwise agree in writing. Each Expedia Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the applicable Schedule.

(c) As used in this Services Agreement, the term “Receiving Party” shall mean the Party receiving Services.

2.02. Books and Records; Availability of Information. Each Party shall create and maintain accurate books in connection with the provision of the Services performed by it and, upon reasonable notice from the other Party, shall make available for inspection and copy by such other Party’s agents such records during reasonable business hours. Each Party shall make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable them to provide the Services. Each Party shall provide to the Service Providers reasonable access to such Party’s premises to the extent necessary for the purpose of providing the Services.

ARTICLE III

Services; Payment; Independent Contractors

3.01. Services To Be Provided. (a) Unless otherwise agreed by the Parties (including to the extent specified in the applicable Schedule), (i) the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within IAC that is similar in all material respects to the manner in which such Services were performed immediately prior to the Effective Date, and (ii) the Services shall be used for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as the Services have been used immediately prior to the Effective Date; provided, however, that the applicable Schedule shall control the scope of the Service to be performed (to the extent provided therein), unless otherwise agreed in writing. Each Party and the Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.

(b) The provision of Services by Service Providers shall be subject to Article V hereof.

(c) Each Party agrees to use its reasonable efforts to reduce or eliminate its dependency on the Services as soon as is reasonably practicable; provided that a breach of this Section 3.01(c) shall not affect a Service Provider’s obligation to provide any Service through the term applicable to such Service.

3.02. The Parties will use good-faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each Party to perform its obligations hereunder; provided, however, under no circumstances shall any Service Provider be required to make any payments to any third party in respect of any such consents, licenses or approvals nor shall any Service Provider be required to make any alternative arrangements in the event that any such consents, licenses or approvals are not obtained.

3.03. Additional Services.

(a) From time to time during the term, each of IAC and Expedia may request the other Party (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services which the other Party is not expressly obligated to provide under this Agreement if such services are of the type and scope provided within IAC during fiscal year 2005 or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”). The Party receiving such request shall consider such request in good faith and shall use commercially reasonable efforts to provide such Additional Service; provided, no Party shall be obligated to provide any Additional Services if it does not, in its reasonable judgment, have adequate resources to provide such Additional Services or if the provision of such Additional Services would interfere with the operation of its business. The Party receiving the request for Additional Services shall notify the requesting Party within fifteen (15) days as to whether it will or will not provide the Additional Services.

(b) If a Party agrees to provide Additional Services pursuant to Section 3.03(a), then a representative of each party shall in good faith negotiate the terms of a supplemental Schedule to this Agreement which will describe in detail the service, project scope, term, price and payment terms to be charged for the Additional Service. Once agreed to in writing, the supplemental Schedule shall be deemed part of this Agreement as of such date and the Additional Services shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement.

3.04. Payments.

(a) Statements will be delivered to the Receiving Party within fifteen days after the end of each month by the Service Providers designated by each Party for Services provided to the Receiving Party during the preceding month, and each such statement shall set forth a brief description of such Services, the amounts charged therefor, and, except as the Parties may agree, such amounts shall be due and payable by the Receiving Party within 30 days after the date of such statement. Statements not paid within such 30-day period shall be subject to late charges, calculated at an interest rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), and calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment. Payments shall be made by wire transfer to an account designated in writing from time to time by Service Provider.

3.05. Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In the event that the provision of any Service for the account of a Receiving Party by a Service Provider conflicts with such Service Provider’s provision of such Service for its own account, priority for the provision of such Service shall be allocated in a equitable manner on an aggregate basis, and in a manner consistent with the Receiving Party’s level of use of such Service during fiscal year 2005 up to the Effective Date (or as described in the applicable Schedule).

3.06. Taxes. In the event that any Tax is properly chargeable on the provision of the Services as indicated on the applicable Schedule, the Receiving Party shall be responsible for and shall pay the amount of any such Tax in addition to and at the same time as the Service fees. All Service fees and other consideration will be paid free and clear of and without withholding or deduction for or on account of any Tax, except as may be required by law.

3.07. Use of Services. The Receiving Party shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Receiving Party’s operations as conducted immediately prior to the Effective Date.

ARTICLE IV

Term of Services

4.01. The provision of Services shall commence on the Effective Date and shall terminate no later than 18 months after the date hereof or as of the date indicated for each such Service on the applicable Schedule; provided, however, that subject to the applicable Schedule, any Service may be cancelled or reduced in amount or any portion thereof by the Receiving Party upon 90 days’ written notice thereof (or such other notice period if one is set forth for such Service on the applicable Schedule) subject to the requirement that the Receiving Party pay to the Service Provider the actual out-of-pocket costs incurred by the Service Provider, as well as the actual incremental internal costs incurred by the Service Providers, in each case directly resulting from such cancellation (including employee severance and other termination costs), which out-of-pocket and internal costs shall be set forth in a written statement provided by the Service Provider to the Receiving Party; provided, further, that such costs shall not exceed amounts payable hereunder in respect of the applicable Service for the 90 days prior to such termination. The forgoing notwithstanding and subject to Section 7.02, (1) a Service Provider may immediately terminate any individual Service provided to a Receiving Party in the event that the Receiving Party fails to make payments for such Service under Section 3.02 and has not cured such failure within 30 days of written notice of such failure from the Service Provider, and (2) upon 90 days’ written notice, the Service Provider may terminate any Service provided to the Receiving Party at such time as the Service Provider no longer provides the same Service to itself for its own account.

4.02. In the event a Receiving Party requests an extension of the term of provision of Services, such request shall be considered in good faith by the Service Provider. Any terms, conditions or costs or fees to be paid by the Receiving Party for Services provided during an extended term will be on mutually acceptable terms. For the avoidance of doubt, under no circumstances shall a Service Provider be required to extend the term of provision of any Service if (i) the Service Provider does not, in its reasonable judgment, have adequate resources to continue providing such Services, (ii) the extension of the term would interfere with the operation of the Service Provider’s business or (iii) the extension would require capital expenditure on the part of the Service Provider or otherwise require the Service Provider to renew or extend any Contract with any third party.

ARTICLE V

Force Majeure

5.01. The Service Providers shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Services Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in applicable law, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of the Service Providers. In any such event, the Service Providers’ obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Service Provider will promptly notify the recipient of the Service, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Services shall be extended by the length of the force majeure event).

ARTICLE VI

Liabilities

6.01. Consequential and Other Damages. Except as otherwise provided in the Separation Agreement, none of the Service Providers shall be liable to the Receiving Party with respect to this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever (except, in each case, to the extent any such amount is paid to third parties by a Receiving Party or its Affiliates) which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

6.02. Limitation of Liability. Subject to Section 6.03 hereof, the liability of any Service Provider with respect to this Services Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall be limited to actions or omissions resulting from intentional breach of this Services Agreement or gross negligence, and, in any event, such liability shall not exceed the fees previously paid to such Service Provider under this Services Agreement.

6.03. Obligation To Re-perform. In the event of any breach of this Services Agreement by any Service Provider resulting from any error or defect in the performance of any Service (which breach Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable commercial efforts to correct in all material respects such error, defect or breach or reperform in all material respects such Service at the request of the Receiving Party.

6.04. Indemnity. Except as otherwise provided in this Service Agreement (including the limitation of liability provisions in this Article VI), each Party shall indemnify, defend and hold harmless the other Party from and against any Liability arising out of the intentional breach or gross negligence of the indemnifying Party or its Affiliates, employees, agents, or contractors (including with respect to the performance or nonperformance of any Service hereunder).

ARTICLE VII

Termination

7.01. Termination. Notwithstanding anything herein to the contrary, this Services Agreement shall terminate, and the obligation of the Service Providers to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service on the Schedules, as the case may be, (ii) the date on which the provision of all Services has been terminated or canceled pursuant to Article IV hereof, or (iii) the date on which this Services Agreement is terminated by Expedia or IAC, as the case may be, in accordance with the terms of Section 7.02 hereof; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

7.02. Breach of Services Agreement; Dispute Resolution. Subject to Article VI hereof, and without limiting a Party’s obligations under Section 4.01, if a Party shall cause or suffer to exist any material breach of any of its obligations under this Services Agreement, including any failure to make a payment within 30 days after receipt of the statement describing the Services provided for pursuant to Section 3.04 with respect to more than one Service provided hereunder, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the non-breaching Party, the non-breaching

Party shall have the right to terminate this Services Agreement immediately thereafter. In the event a dispute arises between the Parties regarding the terms of this Services Agreement, such dispute shall be governed by Article X of the Separation Agreement.

7.03. Sums Due. In addition to any other payments required pursuant to this Service Agreement, in the event of a termination of this Services Agreement, the Service Providers shall be entitled to the immediate payment of, and the Receiving Party shall within three Business Days, pay to the Service Providers, all accrued amounts for Services, Taxes and other amounts due under this Services Agreement as of the date of termination.

7.04. Effect of Termination. Section 2.02 hereof and Articles V, VI, VII and VIII hereof shall survive any termination of this Services Agreement.

ARTICLE VIII

Miscellaneous

8.01. Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 8.01 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Sections 14.02, 14.03, 14.06, 14.07, 14.09, 14.10, 14.11, 14.14 and 14.15.

8.02. Ownership of Work Product. Subject to the terms of the Separation Agreement, (i) each Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Receiving Party’s exclusive use and such work product shall remain the exclusive property of the Receiving Party and (ii) each Receiving Party acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Receiving Party’s exclusive use and such work product shall remain the exclusive property, subject to license, of the Service Provider.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:	/s/ GREGORY R. BLATT
Name: Gregory R. Blatt
Title: Executive Vice President

EXPEDIA, INC.

By:	/s/ KEENAN M. CONDER
Name: Keenan M. Conder
Title: Senior Vice President